EXHIBIT 4.1
THIRD SUPPLEMENTAL INDENTURE
THIRD SUPPLEMENTAL INDENTURE (the “Third Supplemental Indenture”), dated as of September 6, 2019 by and among Cheniere Corpus Christi Holdings, LLC, a Delaware limited liability company (the “Company”), Corpus Christi Liquefaction, LLC (“CCL”), Cheniere Corpus Christi Pipeline, L.P. (“CCP”), Corpus Christi Pipeline GP, LLC (“CCP GP”) and any other Guarantors (as defined in the Indenture referred to below) that may become a party hereto from time to time, and The Bank of New York Mellon, as Trustee under the Base Indenture referred to below (the “Trustee”).
WHEREAS, the Company, the Guarantors and the Trustee previously have entered into an indenture, dated as of May 18, 2016 (the “Base Indenture”, as supplemented by the First Supplemental Indenture, dated as of December 9, 2016 and the Second Supplemental Indenture, dated as of May 19, 2017, the “Indenture”);
WHEREAS, the Indenture provides for, among other things, that, subsequent to the execution of the Base Indenture, the Company and the Trustee may, without the consent of Holders of any series of Notes issued under the Indenture, enter into one or more indentures supplemental to the Base Indenture to (i) make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any Holder in accordance with Section 9.01(4) thereof and (ii) cure any ambiguity, omission, mistake or inconsistency in accordance with Section 9.01(1) thereof;
WHEREAS, the Company has requested, and hereby requests, that the Trustee join in the execution of this Third Supplemental Indenture;
WHEREAS, pursuant to Section 9.01 of the Base Indenture, the Trustee is authorized to execute and deliver this Third Supplemental Indenture; and
WHEREAS, all things necessary to make this Third Supplemental Indenture a valid agreement of the parties and a valid supplement to the Base Indenture have been done.
NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein and in the Indenture and for other good and valuable consideration, the receipt and sufficiency of which are herein acknowledged, the Company, the Guarantors and the Trustee hereby agree, for the equal and ratable benefit of all Holders, as follows:
Section 1.01    Capitalized Terms.
All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Base Indenture.

Section 1.02    Amendments to the Base Indenture
In order to make a change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any Holder in accordance with Section 9.01(4) of the Base Indenture:
(i)        Section 4.43(a) of the Base Indenture is hereby amended by deleting the reference to “Section 5.01(c)”; and
(ii)    Section 5.01(c) of the Base Indenture is hereby amended and restated in its entirety as follows:
(c)    either:
(1)the Company or the Person formed by or surviving any consolidation or merger or sale, assignment, transfer, lease, conveyance or disposition (if other than the Company) has obtained and delivered to the Trustee (A) letters from any two Acceptable Rating Agencies (or if only one Acceptable Rating Agency is then rating the Notes, the Company shall have received a letter from that Acceptable Rating Agency) to the effect that the Acceptable Rating Agency has considered the contemplated transaction or series of related transactions, and that, if the transaction or series of related transactions are consummated, such Acceptable Rating Agency would reaffirm the Investment Grade Issue Rating of the Notes as of the date of such transaction or series of related transactions and (B) letters from all other Acceptable Rating Agencies then rating the Notes, if any, to the effect that the Acceptable Rating Agency has considered the contemplated transaction or series of related transactions, and that, if the contemplated transaction or series of related transactions are consummated, such Acceptable Rating Agency would reaffirm its then current rating of the Notes as of the date of such transaction or series of related transactions; or
(2)    (i) the amount of all Senior Debt (excluding Working Capital Debt and excluding all Indebtedness under Permitted Senior Debt Hedging Instruments) of the Company or the Person formed by or surviving any consolidation or merger or sale, assignment, transfer, lease, conveyance or disposition (if other than the Company) outstanding after giving effect thereto, is capable of being amortized to a zero balance by the termination date of the last to terminate of the Qualifying LNG SPAs then in effect and produces a Projected Fixed DSCR that is not less than the lower of (x) 1.40:1.00 and (y) the Projected Fixed DSCR derived from amortizing the amount of all Senior Debt (excluding Working Capital Debt and excluding all Indebtedness under Permitted Senior Debt Hedging Instruments) of the Company outstanding prior to giving effect thereto to a zero balance by the termination date of the last to terminate of such Qualifying LNG SPAs, in each case through the terms of such Qualifying LNG SPAs, with such calculations using such Qualifying LNG SPAs and using an interest rate equal to (1) in the case of an amortization calculation after giving effect to such consolidation or merger, sale, assignment, transfer, lease, conveyance or disposition, the weighted average interest rate of all such Senior Debt (excluding Working Capital Debt) outstanding after giving effect thereto and (2) in the case of an amortization calculation prior to giving effect to such consolidation or merger, sale, assignment, transfer, lease, conveyance or disposition, the weighted average interest rate of all such Senior Debt (excluding Working Capital Debt) outstanding prior to giving effect thereto, (ii) after giving effect to such transaction or series of related transactions, the Company or the Person formed by or surviving any consolidation or merger or sale, assignment, transfer, lease, conveyance or disposition (if other than the Company) and its Restricted Subsidiaries are not engaged in any business or activities other than the Permitted Businesses, except to such extent as would not be material to such Person and its Restricted Subsidiaries, taken as a whole and (iii) after giving effect to such transaction or series of related transactions, the obligations under the Notes are not assumed or guaranteed by the Sponsor; and
Section 1.03    Additional Amendments to the Base Indenture
In order to cure certain ambiguities, omissions, mistakes or inconsistencies in accordance with Section 9.01(1) of the Base Indenture, the Base Indenture is hereby amended as follows:

(a)	The definition of “Cash Flow” is hereby amended by changing “Cheniere” in clause (v) to “the Sponsor”.

(b)	Clause (j) of the definition of “Permitted Liens” is hereby amended by replacing the reference to “bankers” to “bankers and other counterparties”.

(c)	Section 9.07 of the Base Indenture is hereby amended by changing the reference to “General Partner” to “Company”.

(d)	Section 13.13 of the Base Indenture is hereby amended by changing “Accounts Agreement” to “CSAA”.

Section 1.04    Governing Law.
THE LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS THIRD SUPPLEMENTAL INDENTURE WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
Section 1.05    Counterpart Originals.
The parties may sign any number of copies of this Third Supplemental Indenture. Each signed copy will be an original, but all of them together represent the same agreement. The exchange of copies of this Third Supplemental Indenture and of signature pages by facsimile or electronic format (i.e., “pdf” or “tif”) transmission shall constitute effective execution and delivery of this Third Supplemental Indenture as to the parties hereto and may be used in lieu of the original Third Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronic format (i.e., “pdf” or “tif”) shall be deemed to be their original signatures for all purposes.
Section 1.06    Effect of Headings, etc.
The Headings of the Sections of this Third Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof and will not affect the construction hereof.

Section 1.07    The Trustee.
The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Third Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.
Section 1.08    Incorporation by Reference.
Without limiting Section 1.01 hereof, Sections 13.01 and 13.11 of the Base Indenture are explicitly incorporated herein by reference and made part of this Third Supplemental Indenture.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed and attested, all as of the date first above written.

CHENIERE CORPUS CHRISTI HOLDINGS, LLC

By:	/s/ Michael J. Wortley
Name:	Michael J. Wortley
Title:	President and Chief Financial Officer

CORPUS CHRISTI LIQUEFACTION, LLC

By:	/s/ Michael J. Wortley
Name:	Michael J. Wortley
Title:	President and Chief Financial Officer

CHENIERE CORPUS CHRISTI PIPELINE, L.P.

By:	/s/ Michael J. Wortley
Name:	Michael J. Wortley
Title:	Chief Financial Officer

CORPUS CHRISTI PIPELINE GP, LLC

By:	/s/ Michael J. Wortley
Name:	Michael J. Wortley
Title:	President and Chief Financial Officer

[Signature Page to the Third Supplemental Indenture]

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ John D. Bowman
Name:	John D. Bowman
Title:	Vice President

[Signature Page to the Third Supplemental Indenture]